                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

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                            STOCK PURCHASE AGREEMENT

                    Amended and Restated as of March 28, 2004

                                  by and among

                         COLUMBIA VENTURES CORPORATION,
                            a Washington corporation
                                   as Seller,

                        Seller's wholly owned subsidiary,
                                  NORDURAL HF,
                      an Icelandic public limited company,
                                   as Company

                                       and

                            CENTURY ALUMINUM COMPANY,
                             a Delaware corporation,
                                    as Buyer

================================================================================

                                TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
ARTICLE I. Purchase And Sale..................................................     1
   1.1      Purchase and Sale of the Shares...................................     1
   1.2      Consideration.....................................................     1
   1.3      Contingency Payment...............................................     1
   1.4      Interim Balance Sheet Adjustment..................................     2
   1.5      Post-Closing Adjustment to Closing Cash Purchase Price............     2
   1.6      Closing...........................................................     4
   1.7      Closing Obligations...............................................     4
ARTICLE II. Representations And Warranties Of Seller..........................     5
   2.1      Title to Shares...................................................     5
   2.2      Organization and Good Standing....................................     6
   2.3      Authorization; Non-Contravention..................................     6
   2.4      Capitalization....................................................     8
   2.5      Books and Records.................................................     8
   2.6      Financial Statements..............................................     8
   2.7      Absence of Undisclosed Liabilities................................     9
   2.8      Encumbrances......................................................     9
   2.9      Accounts Receivable...............................................    10
   2.10     Inventory.........................................................    10
   2.11     Personal Property; Equipment......................................    11
   2.12     Real Property and Leases..........................................    11
   2.13     Intellectual Property.............................................    12
   2.14     Contracts.........................................................    13
   2.15     Permits; Compliance with Legal Requirements.......................    17
   2.16     Legal Proceedings and Orders......................................    19
   2.17     Absence of Changes................................................    20
   2.18     Taxes.............................................................    21
   2.19     Insurance.........................................................    24
   2.20     Environmental.....................................................    26
   2.21     Labor and Employment Relations....................................    29
   2.22     Employee Benefits.................................................    29
   2.23     HSR Act...........................................................    31
   2.24     Sale of Products; Warranties......................................    31
   2.25     Related Party Transactions........................................    32
   2.26     Certain Payments..................................................    32
   2.27     Full Disclosure...................................................    32
   2.28     Brokers or Finders................................................    33
ARTICLE III. Representations and Warranties Of Buyer..........................    33
   3.1      Organization and Good Standing....................................    33
   3.2      Authorization; Non-Contravention..................................    33
   3.3      Investment Intent.................................................    33
   3.4      Brokers or Finders................................................    33
ARTICLE IV. Covenants Of Seller...............................................    34

   4.1      Access and Investigation..........................................    34
   4.2      Operation of Company's Business Prior to Closing..................    34
   4.3      Negative Covenant.................................................    34
   4.4      Notification......................................................    35
   4.5      No Negotiation....................................................    35
   4.6      Expansion.........................................................    35
   4.7      Dividend..........................................................    37
ARTICLE V. Covenants Of Buyer.................................................    37
   5.1      Replacement of Seller's Guaranty of Company's Debt................    37
   5.2      Public Offering...................................................    38
ARTICLE VI. Mutual Covenants..................................................    38
   6.1      Regulatory Filings; Reasonable Efforts............................    38
   6.2      Confidential Information..........................................    40
   6.3      Public Announcement...............................................    40
ARTICLE VII. TAX MATTERS......................................................    40
   7.1      Taxes.............................................................    40
   7.2      Section 338 Election..............................................    42
   7.3      Check-the-Box Election............................................    42
ARTICLE VIII. Conditions To Buyer's Obligations To Close......................    42
   8.1      Accuracy of Representations.......................................    42
   8.2      Seller's Performance..............................................    43
   8.3      Material Adverse Effect...........................................    43
   8.4      Consents..........................................................    43
   8.5      Opinion of Seller's and Company's Counsel.........................    43
   8.6      Resignation of Directors and Officers.............................    43
   8.7      Completion of Public Offering.....................................    43
   8.8      No Proceedings....................................................    43
   8.9      No Prohibition....................................................    44
ARTICLE IX. Conditions To Seller's Obligations To Close.......................    44
   9.1      Accuracy of Representations.......................................    44
   9.2      Buyer's Performance...............................................    44
   9.3      No Injunction.....................................................    44
   9.4      Opinion of Buyer's Counsel........................................    45
ARTICLE X. Indemnification....................................................    45
   10.1     Survival of Warranties............................................    45
   10.2     Indemnification by Seller.........................................    46
   10.3     Allocation of Certain Losses......................................    47
   10.4     Indemnity Threshold...............................................    48
   10.5     Conditions of Indemnification.....................................    49
   10.6     Remedies Exclusive................................................    50
ARTICLE XI. Termination.......................................................    50
   11.1     Termination Events................................................    50
   11.2     Effect of Termination.............................................    51
   11.3     Extension of Closing Date.........................................    51
   11.4     Fees and Expenses.................................................    51
ARTICLE XII. Miscellaneous....................................................    52

   12.1     Expenses..........................................................    52
   12.2     Notices...........................................................    52
   12.3     Jurisdiction; Service of Process..................................    53
   12.4     Governing Law.....................................................    53
   12.5     Waiver............................................................    53
   12.6     Entire Agreement; Modifications...................................    54
   12.7     Assignments, Successors, and No Third-Party Rights................    54
   12.8     Severability......................................................    54
   12.9     Sections Headings; Construction...................................    54
   12.10       Counterparts...................................................    54
   12.11       Further Assurances.............................................    54

                                    EXHIBITS

Exhibit A - Certain Definitions

Exhibit B  - Form 8832

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is amended and restated as of March __, 2004, by and among Columbia Ventures Corporation, a Washington corporation (the "Seller"), Seller's wholly owned subsidiary, Nordural hf, an Icelandic public limited company (the "Company"), and Century Aluminum Company, a Delaware corporation (the "Buyer"). Company will only be a party to Articles II, IV, VI, VII, VIII, X, XI and XII of this Agreement. Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

         A. Seller owns all of the issued and outstanding capital stock (the "Shares") of Company.

         B. Seller wishes to sell all of the Shares to Buyer (the "Shares"), and Buyer wishes to purchase all of the Shares from Seller.

         C. The parties desire to amend this Agreement and are restating this Agreement in its entirety.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated in this Agreement, and upon the terms and subject to the conditions set forth below, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I.

                                PURCHASE AND SALE

         1.1 Purchase and Sale of the Shares. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer and/or one or more of Buyer's Subsidiaries, and Buyer and/or such Buyer's Subsidiary or Subsidiaries will purchase and acquire from Seller, the Shares.

         1.2 Consideration. On the Closing Date, Buyer will, or will cause Buyer's Subsidiary to, deliver to Seller in United States dollars an amount equal to (A) $150 million for the purchase of the Shares, plus (B) the Contingency Payment, if due at Closing, plus (C) $9,898,090 (the sum of this Section 1.2 referred to as the "Closing Cash Purchase Price").

         1.3 Contingency Payment. In the event that at Closing or within one hundred eighty days after the Closing Date the Expansion Commencement has occurred, then at the earlier of the Closing or no later than fifteen days after such Expansion Commencement, Buyer, or Buyer's Subsidiary or Subsidiaries, will deliver by wire transfer to such account as specified by Seller the sum of $25 million; and in the event that the Expansion Commencement is between a period that is (A) one hundred eighty-one days and (B) four hundred fifty days from the Closing Date, then no later than fifteen days after the Expansion Commencement, Buyer, or Buyer's Subsidiary or Subsidiaries, will deliver by wire transfer to such account as specified by Seller the sum of $25 million minus the product of (x) times (y), where (x) equals $74,000 and (y) equals the number of days from the Closing Date to the Expansion Commencement minus 180; and in the event that the Expansion Commencement is between a period that is (C) four hundred fifty one days and (D) five years from the Closing Date, then no later than fifteen days after the Expansion Commencement, Buyer, or Buyer's Subsidiary or Subsidiaries, will deliver by wire transfer to such account as specified by Seller the sum of $5 million (the payment due under this Section 1.3 referred to as the "Contingency Payment"). If not paid when due, the Contingency Payment will bear interest at the rate of 11 3/4% per annum from the date payment is due until paid.

         1.4 Interim Balance Sheet Adjustment. Prior to the Closing Date, Seller will cause Company to prepare the Interim Balance Sheet. Based on the Interim Balance Sheet, Seller will also cause Company to prepare a statement of Company's net debt which will be equal to the total liabilities less the result of (a) current assets plus (b) capitalized Expansion Project expenditures minus
(c) advances to Seller or Ken Peterson, all as set forth on the Interim Balance Sheet as of the date of the Interim Balance Sheet ("Interim Date Net Debt"). The Interim Date Balance Sheet and Interim Date Net Debt will be determined by consistently applying the same generally accepted accounting principles, policies and practices used in preparing the Balance Sheet. Prior to the Closing, Seller will deliver the Interim Balance Sheet, and the statement of Interim Date Net Debt to Buyer. If the Interim Date Net Debt is less than the amount equal to the total liabilities less the result of (a) current assets plus
(b) capitalized Expansion Project expenditures minus (c) advances to Seller or Ken Peterson, all as set forth on the Balance Sheet as of the date of the Balance Sheet ("Balance Sheet Net Debt"), then Buyer will, or will cause Buyer's Subsidiary to, pay to Seller the decrease on the Closing Date in addition to the amounts set forth in Section 1.2. If the Interim Date Net Debt is greater than the Balance Sheet Net Debt, then Buyer will, or will cause such Buyer Subsidiary to, deduct such increase from the Closing Cash Purchase Price. The "Interim Balance Sheet Adjustment" will be either the additional amount paid or the amount deducted from the Closing Cash Purchase Price pursuant to this Section 1.4.

         1.5      Post-Closing Adjustment to Closing Cash Purchase Price.

         (a) Preparation of Closing Date Balance Sheet. As soon as practicable after the Closing, and in any event within forty-five days following the Closing Date, Buyer will prepare (and with the assistance of Seller and Company to the extent requested by Buyer) the Closing Date Balance Sheet. Based on the Closing Date Balance Sheet, Buyer will also prepare a statement of Company's net debt setting forth the total liabilities less the result of (i) current assets plus (ii) capitalized Expansion Project expenditures minus (iii) advances to Seller or

Ken Peterson, all as set forth on the Closing Date Balance Sheet as of the date of the Closing Date Balance Sheet ("Closing Date Net Debt"). The Closing Date Balance Sheet and Closing Date Net Debt will be determined by consistently applying the same generally accepted accounting principles, policies and practices used in preparing the Balance Sheet.

         (b) Review of Closing Date Balance Sheet. Buyer will submit the Closing Date Balance Sheet and the statement of Closing Date Net Debt, when prepared, to Seller. For all purposes related to this Section 1.5, Buyer will, and will cause Company to, provide Seller reasonable access to the books, records and personnel of Company.

         (c) Objections to Closing Date Balance Sheet. If Seller disagrees with the calculation of the Closing Date Net Debt, it will, within thirty-five days after receipt of the Closing Date Balance Sheet, deliver a notice to Buyer (the "Disagreement Notice"), setting forth its calculation of the Closing Date Net Debt, and specifying, in reasonable detail, those items or amounts in the Closing Date Balance Sheet and/or Closing Date Net Debt as to which Seller disagrees and the reasons for such disagreement. Seller will be deemed to have agreed with all items and amounts contained in the Closing Date Balance Sheet and the calculation of Closing Date Net Debt other than those specified in a timely Disagreement Notice. If Seller does not deliver a Disagreement Notice to Buyer within such thirty-five day period, Seller will be deemed to have accepted the calculation of Closing Date Balance Sheet and the Closing Date Net Debt whereupon the calculation of the Closing Date Balance Sheet and the Closing Date Net Debt will be final and binding.

         (d) Appeal of Determination. If a Disagreement Notice is timely delivered to Buyer pursuant to Section 1.5(c), the parties will use their good-faith efforts to reach agreement on the disputed items or amounts for the purpose of determining any adjustments to the Closing Cash Purchase Price. If, within ten days after delivery of the Disagreement Notice, the parties are able to resolve disputed items or amounts so that the increase or decrease in the Closing Date Net Debt would be $25,000 or less, no change will be made in the Closing Date Net Debt. If the parties do not resolve all disputed items or amounts within ten days after delivery of the Disagreement Notice, then the disputed items and amounts will be submitted for determination to the accounting firm of KPMG, or if such firm will decline to serve in such capacity, such other firm as Seller and Buyer mutually agree. Seller and Buyer may submit to such accounting firm any facts each deems relevant to the determination. The written report of such accounting firm will be delivered to Seller and Buyer within twenty-five days after such disputed items and amounts are submitted to such accounting firm for determination, or such longer time as such accounting firm in its discretion may require, but in no event longer than sixty days. The determination of such accounting firm will be final and binding and if, but only if, such determination would result in an increase or decrease of the Closing Date Net Debt by more than $25,000, the Closing Date Net Debt will be so adjusted. The fees and expenses of such accounting firm will be borne equally by Seller and Buyer. Any fees and expenses of Seller's and Buyer's own independent public accountants incurred in connection with their review of the Closing Date Balance Sheet will be borne by the party retaining such independent public accountants.

         (e) Settlement of Closing Date Net Debt. If the Closing Date Net Debt, as finally determined pursuant to this Section 1.5, is less than the Interim Date Net Debt, then within fifteen days of the final determination of the Closing Date Net Debt, Buyer will, or will cause Buyer's Subsidiary to, pay to Seller the amount of such decrease. If the Closing Date Net Debt, as finally determined pursuant to this Section 1.5, is greater than the Interim Date Net Debt, then within fifteen days of the final determination of the Closing Date Net Debt, Seller will pay to Buyer or Buyer's Subsidiary the amount equal to such increase upon the Closing.

         1.6 Closing. The closing of the sale of the Shares to Buyer and/or Buyer's Subsidiary (the "Closing") will take place at the offices of Heller Ehrman White & McAuliffe at 275 Middlefield Road, Menlo Park, California on (i) the earlier of June 15, 2004 or the date that is five business days following the satisfaction of the conditions set forth in Articles VIII and IX or (ii) such other date, time or place as will be fixed by agreement among Buyer and Seller which in no event will be prior to April 2, 2004 (the day on which the Closing takes place referred to as the "Closing Date").

         1.7      Closing Obligations. At the Closing:

         (a)      Seller will deliver to Buyer:

                  (i) a certificate representing the Shares duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer and/or one or more of Buyer's Subsidiaries;

                  (ii) a copy, certified as of the Closing Date, by Company's Secretary or Assistant Secretary, of the resolutions adopted by the board of directors of Company authorizing the transfer of the Shares by Seller to Buyer;

                  (iii) the written resignations of such members of the board of directors and officers of Company provided for pursuant to Section 8.6 unless Buyer and any such director or officer agree to such director or officer remaining in office;

                  (iv) copies of documents evidencing the termination of any inter-company agreement other than an Expansion Contract between Seller or any of its Affiliates and Company that Buyer desires terminated;

                  (v)      all Consents referenced in Disclosure Schedule
                           2.3(c);

                  (vi) the opinion or opinions of legal counsel for Seller and Company substantially in such form as agreed to by the parties;

                  (vii) a good standing certificate, of recent date, for Company from the appropriate Icelandic authority;

                  (viii) a good standing certificate, of recent date, for Seller from the Washington Secretary of State; and

                  (ix) a certificate signed by an officer of Seller, on behalf of Seller, regarding the satisfaction of the conditions to Closing set forth in Sections 8.1 and 8.2; and

         (b)      Buyer will, or will cause Buyer's Subsidiary to, deliver to
                  Seller:

                  (i) by wire transfer to such account as specified by Seller, the Closing Cash Purchase Price, plus or minus the amount equal to the Interim Balance Sheet Adjustment;

                  (ii) a good standing certificate, of recent date, for Buyer from the Delaware Secretary of State;

                  (iii) a certificate signed by an officer, on behalf of Buyer, regarding the satisfaction of the conditions to Closing set forth in Sections 9.1 and 9.2; and

                  (iv) the opinion of legal counsel for Buyer substantially in such form as agreed to by the parties.

                                  ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         In each of the following representations and warranties which refer to the Knowledge of Seller, the Knowledge of Seller includes the Knowledge of Company. Except as disclosed in the Disclosure Schedules delivered to and accepted by Buyer, Seller represents and warrants to Buyer as follows:

         2.1 Title to Shares. Seller holds of record and owns beneficially all of the outstanding capital stock of Company. Except as set forth in Disclosure Schedule 2.1, Seller has good title to the Shares, free and clear of any Encumbrance, claim, option, right of first refusal, agreement, limitation or restriction of any kind. Seller has full voting power over the Shares subject to no proxy, stockholders agreement or voting trust, and has the full right, power and authority to transfer the Shares to Buyer in the manner provided for in this Agreement.

         2.2      Organization and Good Standing.

         (a) Company is a public limited company duly organized, validly existing, and in good standing under the laws of Iceland, with full corporate power and authority to conduct its business as it is now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all its obligations under the Applicable Contracts. Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Disclosure Schedule 2.2(a) sets forth a list of such jurisdictions.

         (b) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Washington, with full corporate power and authority to conduct its business as it is now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all its obligations under the Applicable Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Disclosure Schedule 2.2(b) sets forth a list of such jurisdictions.

         (c) Except as set forth in Disclosure Schedule 2.2(c), Company does not directly or indirectly own any Subsidiary or any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Entity, nor is Company subject to any obligation to make any investment in any other Person.

         (d) Seller has delivered to Buyer copies of the Organizational Documents of Seller and Company, as currently in effect.

         2.3      Authorization; Non-Contravention.

         (a) This Agreement constitutes the legal, valid, and binding obligation of each of Seller and Company, enforceable against each of Seller and Company in accordance with its terms except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, and moratorium or other laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. Seller and Company each have the requisite power, authority, and capacity to execute and deliver this Agreement and to perform their respective obligations under this Agreement.

         (b) Except as set forth in Disclosure Schedule 2.3(b), neither the execution and delivery of this Agreement nor the consummation or performance of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller or Company, or (B) any resolution adopted by the board of directors or the stockholders of Seller or Company;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person a valid right to state a claim or to exercise any remedy or obtain any relief under, any Legal Requirement to which Seller or Company, or any of the assets owned or used by Seller or Company, may be subject;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller or Company or that otherwise relates to the business of, or any of the assets owned or used by, Seller or Company, including with regard to the Expansion Project;

                  (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;

                  (v) contravene, conflict with, or results in a violation of, or materially inhibit the ability of Seller or Company, as applicable, to enter into the Contracts set forth in Section 4.6(a);

                  (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Company or the Shares; or

                  (vii) result in the loss by Seller or Company of any rights held by them under any Applicable Contract.

         (c) Except as set forth in Disclosure Schedule 2.3(c), neither Seller nor Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         2.4 Capitalization. The Company's share capital is US$59,500,000. Each share has a nominal value of one dollar. Seller owns the entire share of the Company. Except as set forth in Disclosure Schedule 2.4, the shares are free of preemptive rights. Company has no other shares of capital stock issued or outstanding or reserved for issuance. There are no bonds, debentures, notes or other indebtedness of Company having general voting rights (or convertible into shares of common stock having such rights) issued and outstanding. Except as set forth in Disclosure Schedule 2.4, there are no outstanding subscriptions, options, warrants, calls or rights of any kind to acquire any shares of any class of securities or any securities convertible into any shares of any class of securities of Company, nor are there any obligations to issue any such options, warrants, calls, rights or securities or to repurchase, redeem or otherwise reacquire any such shares or securities. None of the outstanding equity securities or other securities of Company was issued in violation of any applicable Legal Requirement.

         2.5 Books and Records. The book of account, minute book, stock record book, and other records of Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound and prudent business practices, including the maintenance of an adequate system of internal controls. The minute book of Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the board of directors, and committees of the board of directors of Company, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute book. At the Closing, all of those books and records will be in the possession of Company.

         2.6      Financial Statements.

         (a) Seller has delivered to Buyer the audited balance sheet of Company for the fiscal year ending December 31, 2003, and the related statements of income, and cash flow (including the related notes and supplementary information thereto), together with the report thereon of PricewaterhouseCoopers ehf, independent certified public accountants (the "Balance Sheet"). The Balance Sheet, and notes thereon, fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Company, and any Interim Balance Sheet, when delivered, fairly present the financial condition of Company, as at the respective dates of and for the periods referred to in such financial statements, all in accordance with Icelandic generally accepted accounting principles, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect on Company) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 2.6 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The Balance Sheet contains a materially accurate reconciliation from Icelandic generally accepted accounting principles to U.S. generally accepted accounting principles. No financial statements of any Person other than Company are required by Icelandic generally accepted accounting principles to be included in the consolidated financial statements of Company.

         (b) Seller has delivered to Buyer the unaudited balance sheet of Seller as of September 30, 2003, and the related statements of income, and cash flow (including the related notes and supplementary information thereto), and will provide to Buyer before Closing the audited balance sheet of Seller for the fiscal year ending December 31, 2003, and the related statements of income, and cash flow (including the related notes and supplementary information thereto), together with the report thereon of PricewaterhouseCoopers LLP, independent certified public accountants (the audited and unaudited financial statements for the fiscal year ending December 31, 2003 will collectively be referred to as the "Seller Balance Sheet"). The Seller Balance Sheet and notes thereon, fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Seller as at the date of and for the periods referred to in such financial statement, all in accordance with U.S. generally accepted accounting principles; the financial statements referred to in this Section 2.6 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

         2.7 Absence of Undisclosed Liabilities. Neither Seller nor Company has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with applicable generally accepted accounting principles, and whether due or to become due), except for (a) contingencies and liabilities identified as such in, for Seller, the Seller Balance Sheet, or for Company, the Balance Sheet; (b) liabilities that have been incurred by Seller or Company since December 31, 2003 in the Ordinary Course of Business and consistent with the respective past practices of Seller and Company; (c) liabilities under the Applicable Contracts, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Applicable Contracts; and (d) with regard to Seller, liabilities that would not result in a Material Adverse Effect on Seller.

         2.8      Encumbrances. Except as set forth in Disclosure Schedule 2.8:

         (a) Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the Facilities owned or operated by Company or reflected as owned in the books and records of Company, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Disclosure
                  Schedule 2.11(a) and personal property sold since the date of the Balance Sheet, as the case may be, in the Ordinary Course of

                  Business), and all of the properties and assets purchased or otherwise acquired by Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice); and

         (b) all properties and assets owned by Company are owned free and clear of all Encumbrances except liens for current Taxes not yet due. All buildings, plants, and structures owned by Company lie wholly within the boundaries of the real property leased by Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         2.9 Accounts Receivable. All accounts receivable of Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Disclosure Schedule 2.9 contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable.

         2.10 Inventory. Except as set forth in Disclosure Schedule 2.10, all inventory of Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Company.

         2.11     Personal Property; Equipment.

         (a) Disclosure Schedule 2.11(a) accurately identifies all machinery, equipment, furniture, fixtures, improvements and other tangible assets (other than inventory) with individual book values of at least $100,000 owned by Company. Disclosure Schedule 2.11(a) also accurately identifies all tangible assets with individual book values of at least $100,000 leased to Company and the identity and address of the lessor.

         (b) Except as set forth in Disclosure Schedule 2.11(b), as of the Closing Date, each asset identified or required to be identified in Disclosure
Schedule 2.11(a):

                  (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); and

                  (ii) complies in all material respects with, and is being operated and otherwise used in material compliance with, all applicable Legal Requirements.

The machinery, equipment, furniture, fixtures, improvements and other tangible assets (other than inventory) with individual book values of at least $100,000 owned or leased by Company are sufficient for the continued conduct of Company's business after the Closing in substantially the same manner as conducted prior to the Closing. Except as set forth in Disclosure Schedule 2.11(b), all of the machinery, equipment, furniture, fixtures, improvements and other tangible assets (other than inventory) with replacement value in excess of $25,000 and that (other than replacement parts or equipment) has been used in Company's business during the last twelve months is and will be as of the Closing Date in good repair and operating condition and suitable for the purposes for which it is used or intended without the necessity of any repairs, the costs of which are reasonably likely to exceed with respect to each item individually $10,000, or with respect to all such items $25,000 in the aggregate. Since the date of the Balance Sheet, Company has and will have as of the Closing Date caused the machinery, equipment, furniture, fixtures, improvements and other tangible assets (other than inventory) to be maintained in accordance with Company's normal maintenance standards consistent with Company's past practices.

         2.12     Real Property and Leases.

         (a) Disclosure Schedule 2.12(a) lists and describes in all material respects all interests in real property (the "Real Property") held by Company at the Closing Date and, for each of those properties, the address, and the use thereof in its business.

         (b) No parcel of real property leased by Company is subject to any governmental decree or Order to be sold, nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor has any such condemnation, expropriation or taking been proposed.

         (c) Seller has provided Buyer with true, correct and complete copies of all leases under which Company is leasing each of the properties listed in Disclosure Schedule 2.12(a) as being leased, and (i) each of those leases is valid and binding on the lessor party thereto, (ii) Company has not sublet any of the leased space to any Person, and (iii) there exists no material default under any such lease by Company, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by Company.

         (d) Except as set forth in Disclosure Schedule 2.12(d), the buildings, plants and structures owned or leased by Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put without the necessity of any repairs, the costs of which are reasonably likely to exceed with respect to each item individually $10,000, or with respect to all such items $25,000 in the aggregate. Since the date of the Balance Sheet, Company has and will have as of the Closing Date caused the buildings, plants and structures owned or leased by Company to be maintained in accordance with Company's maintenance standards consistent with the Company's past practices. Except as set forth in Disclosure Schedule 2.12(d), the building, plants and structures owned or leased by Company are sufficient for the continued conduct of Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

         2.13     Intellectual Property.

         (a) Except as set forth in Disclosure Schedule 2.13(a)(ii), (i) Company owns, or is licensed or otherwise has the right to use (in each case, clear of any Encumbrances of any kind), all Intellectual Property Assets used in or necessary for the conduct of its business as currently conducted, and as contemplated for conduct of Company's business after completion of the Expansion Project, (ii) no claims are pending or, to the Knowledge of Seller, Threatened to the effect that Company is infringing on or otherwise violating the rights of any Person with regard to any Intellectual Property Assets, and (iii) to the Knowledge of Seller, no Person is infringing on or otherwise violating any right of Company with respect to any Intellectual Property Asset owned by and/or licensed to Company. Disclosure Schedule 2.13(a)(i) contains a true, complete and correct list of each material Intellectual Property Asset owned by Company (collectively, the "Owned Intellectual Property"), and Disclosure Schedule 2.13(a)(ii) contains a true, complete and correct list of all such material Intellectual Property Assets licensed to Company or licensed by Company to any third party (the "Licensed Intellectual Property").

         (b) To the Knowledge of Seller, the rights of Company in or to the Owned Intellectual Property and the exclusively Licensed Intellectual Property do not conflict with, misappropriate or infringe upon the right of any third party to any of such third party's Intellectual Property Assets and no written notice to such effect has been received by Company. Except as set forth on Disclosure Schedule 2.13(a)(ii), Company has not granted any license, sublicense or other right to any other Person with respect to the Owned Intellectual Property or the Licensed Intellectual Property. No claims have been made or asserted or are pending, nor, to the Knowledge of Seller, have any such claims been Threatened against Company (i) based upon or challenging or seeking to deny or restrict the use by Company of any of the Owned Intellectual Property or Licensed Intellectual Property, or (ii) alleging that any Licensed Intellectual Property is being licensed or used in violation of any right of any third party to any of such third party's Intellectual Property Assets. The Contemplated Transactions will not result in the termination or impairment of any of the Owned Intellectual Property or Licensed Intellectual Property, nor constitute a breach or default under any license of the Licensed Intellectual Property, or otherwise give any party thereto a right to terminate such license.

         (c) The Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or part, and is valid and enforceable. The Licensed Intellectual Property is valid and enforceable.

         (d) Company has taken reasonable measures in accordance with normal industry practice to assure and maintain the confidentiality of its trade secrets, processes and formulae, research and development results, and other know-how and confidential Intellectual Property Assets. Such trade secrets, processes and formulae, research and development results, and other know-how and confidential Intellectual Property Assets (i) are not part of the public knowledge or literature, and to the Knowledge of Seller, have not been used, divulged, or appropriated either for the benefit or any Person (other than Company) or to the detriment of Company, and (ii) are not being and have not been challenged or Threatened in any way.

         (e) All Marks of Company that have been registered are currently in compliance with all Legal Requirements. No Mark of Company has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of Seller, no such action is Threatened with respect to any of the Marks of Company.

         2.14     Contracts.

         (a) Disclosure Schedule 2.14(a) contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

                  (i) each Applicable Contract that involves performance of services or delivery of goods or materials by Company of an amount or value in excess of $100,000;

                  (ii) each Applicable Contract that involves expenditures or receipts of Company in excess of $100,000;

                  (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property of Company (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000);

                  (iv) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, including computer software, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets owned by and/or licensed to Company;

                  (v) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees of Company;

                  (vi) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Company with any other Person;

                  (vii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of Company or limit the freedom of Company to engage in any line of business or to compete with any Person;

                  (viii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits of Company, other than direct payments for goods;

                  (ix) each power of attorney that is currently effective and outstanding;

                  (x) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Company to be responsible for consequential damages;

                  (xi) each Applicable Contract for capital expenditures in excess of $100,000;

                  (xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Company other than in the Ordinary Course of Business or by Seller with regard to Company or the Shares;

                  (xiii)   each Applicable Contract to which Seller is a party;
                           and

                  (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

         (b)      Except as set forth on Disclosure Schedule 2.14(b):

                  (i) Seller (and no Related Person of Seller) has not and may not acquire any rights under, and has not or may not become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, Company; and

                  (ii) no officer, director, agent, employee, consultant, or contractor of Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of Company, or
                           (B) assign to Company or to any other Person any rights to any invention, improvement, or discovery.

         (c) Except as set forth on Disclosure Schedule 2.14(c), each Contract identified or required to be identified in Disclosure Schedule 2.14(a) is in full force and effect and is valid and enforceable in accordance with its terms, and neither Seller nor Company have waived any of their rights under any such Contract.

         (d)      Except as set forth in Disclosure Schedule 2.14(d):

                  (i) Company is, and at all times has been, in material compliance with all applicable terms and requirements of each Applicable Contract under which Company has or had any obligation or liability or by which Company or any of the assets owned or used by Company is or was bound;

                  (ii) Seller is, and at all times has been, in material compliance with all applicable terms and requirements of each Applicable Contract under which Seller has or had any obligation or liability or by which Seller or any of the assets owned or used by Seller is or was bound;

                  (iii) to the Knowledge of Seller, each other Person that has or had any obligation or liability under any Contract under which Company has or had any rights is, and at all times has been, in material compliance with all applicable terms and requirements of such Contract;

                  (iv) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;

                  (v) Company has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract; and

                  (vi) Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

         (e) Except as set forth in Disclosure Schedule 2.14(e), there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

         (f) The Contracts relating to the sale, manufacture, or provision of products or services by Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         (g) Except as set forth in Disclosure Schedule 2.14(g), Seller has fulfilled all obligations owed by it under any Applicable Contract to which it is a party, and Seller owes no further obligations under any such Applicable Contract.

         2.15     Permits; Compliance with Legal Requirements.

         (a) Except as set forth in Disclosure Schedule 2.15(a) or Disclosure Schedules 2.20(a):

                  (i) Company is, and at all times has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  (ii) Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to the Shares;

                  (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Company of, or a failure on the part of Company to materially comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

                  (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement that is or was applicable to the Shares; and

                  (v) Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding
                           (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (vi) Seller has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement that is or was applicable to the Shares.

         (b) Disclosure Schedule 2.15(b) contains a complete and accurate list of each Governmental Authorization that is held by Company or that otherwise relates to the business of, or to any of the assets owned or used by, Company, or that is held by Seller as it relates to Company or the Shares, including with regard to the Expansion Project. Except as set forth in Disclosure Schedule 2.15(b), each Governmental Authorization listed or required to be listed in Disclosure
Schedule 2.15(b) is valid and in full force and effect. Except as set forth in Disclosure Schedule 2.15(b):

                  (i) each of Seller and Company is, and at all times has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Disclosure
                           Schedule 2.15(b);

                  (ii) no event has occurred or circumstance exists that would (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Disclosure Schedule 2.15(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Disclosure Schedule 2.15(b);

                  (iii) neither Seller nor Company has received, at any time, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Disclosure Schedule 2.15(b) have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Entities.

The Governmental Authorizations listed in Disclosure Schedule 2.15(b) collectively constitute all of the Governmental Authorizations necessary to permit Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and, except as set forth in Disclosure Schedule 2.15(b), as is contemplated for conduct and operation of Company's business after completion of the Expansion Project, to permit Company to own and use its assets in the manner in which it currently owns and uses such assets and as is contemplated for ownership and use of such assets after completion of the Expansion Project, and to permit Seller to own the Shares.

         2.16     Legal Proceedings and Orders.

         (a) Except as set forth in Disclosure Schedule 2.16(a), there is no pending Proceeding:

                  (i) that has been commenced by or against Seller as it relates to or may affect the Shares;

                  (ii) that has been commenced by or against Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Company; or

                  (iii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Disclosure Schedule 2.16(b). The Proceedings listed in Disclosure Schedule 2.16(b) will not have a Material Adverse Effect on Company.

         (b)      Except as set forth in Disclosure Schedule 2.16(b):

                  (i) there is no Order to which Company, or any of the assets owned or used by Company, is subject;

                  (ii)     Seller is not subject to any Order that relates to
                           (A) the business of, or any of the assets owned or used by, Company or (B) the Shares; and

                  (iii) no officer, director, agent, or employee of Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Company, including as contemplated after completion of the Expansion Project.

         (c)      Except as set forth in Disclosure Schedule 2.16(c):

                  (i) Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  (ii) Seller is, and at all times has been, in full compliance with all of the terms and requirements of each Order relating to the Shares to which it is or has been subject;

                  (iii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Company, or any of the assets owned or used by Company, is subject;

                  (iv) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order relating to the Shares to which Seller is subject;

                  (v) Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Company, or any of the assets owned or used by Company, is or has been subject; and

                  (vi) Seller has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order relating to the Shares to which Seller is or has been subject.

         2.17 Absence of Changes. Except as set forth in Disclosure Schedule 2.17, since the date of the Balance Sheet, Company has conducted its business only in the Ordinary Course of Business and there has not been any:

         (a) change in Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Company of any shares of any such capital stock;

         (b) amendment to the Organizational Documents of Seller or Company;

         (c) payment or increase by Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or (except in the Ordinary Course of Business) employee;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Company;

         (e) damage to or destruction or loss of any asset or property of Company, whether or not covered by insurance, which has had or will have a Material Adverse Effect on Company;

         (f) except as provided in Sections 4.3 and 4.6, entry into, termination of, or receipt of notice of termination of (i) any license, joint venture, credit, or similar agreement, (ii) any Contract or transaction involving a total remaining commitment by or to Company of at least $100,000, or (iii) any Contract relating to the Expansion Project;

         (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets owned by Company;

         (h) sale, mortgage, pledge, or imposition of any Encumbrance by Seller on the Shares;

         (i) cancellation or waiver of any claims or rights with a value to Company in excess of $100,000;

         (j)      material change in the accounting methods used by Company; or

         (k)      Contract by Seller or Company to do any of the foregoing.

         2.18     Taxes. Except as set forth in Disclosure Schedule 2.18:

         (a) Company has at all times been treated as a corporation under the Tax laws of the United States.

         (b) All agreements and copies of all agreements, instruments, and documents, including the Enabling Act, the Investment Agreement between Seller, Company and the Government of Iceland, and any other agreements with any Icelandic Governmental Entity, each as amended, relating to the Taxation of Company in Iceland have been delivered to Buyer and no such agreements or legislation will be affected in any manner by the sale of the stock of Company or by the Expansion Project.

         (c) All Tax Returns of Company required to be filed on or prior to the Closing Date have been or will be timely filed. Company is not currently the beneficiary of any extension of time to file any Tax Return. All Tax Returns filed by Company were correct and complete in all material respects when filed. All Taxes due and owed by Company (whether or not shown on any Tax Return) have been paid in full. Taxes not yet due and payable which are attributable to periods through the date of the Balance Sheet do not exceed the reserve for Taxes (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet, and Taxes not yet due and payable which are attributable to periods from the date of the Balance Sheet through the Closing Date do not exceed that reserve, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. No Taxes will be incurred by Company for periods between the date of the Balance Sheet and the Closing Date other than Taxes incurred in Company's Ordinary Course of Business.

         (d) Company will not be required to include any adjustment (as a result of any provision or requirement under any Tax law) in the determination of its Taxable income for any period ending on or after the Closing Date as the result of (i) a change in method of accounting for any period ending on or before or including the Closing Date, (ii) any installment sale or open transaction disposition made on or prior to the Closing Date or (iii) any prepaid amount received on or prior to the Closing Date.

         (e) There are no Encumbrances on any of the assets of Company that arose in connection with any failure (or alleged failure) to pay any Tax.

         (f) Company is not a party to any Tax allocation, sharing or other similar agreement.

         (g) Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other person.

         (h) No examination, audit or other review by a Governmental Entity is currently pending with respect to any Tax Return of Company. Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time for the collection, determination, assessment or other similar action in regard to any Tax. Neither Company, Seller nor any director, officer or employee responsible for Tax matters of Company expects any Tax authority to assert, assess or otherwise attempt to impose any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Company either (i) claimed or raised by any Tax authority in writing or (ii) as to which Company, Seller or the directors, officers and employees responsible for Tax matters of Company has Knowledge based upon personal contact with any agent of such authority.

         (i) Company is not engaged in the conduct of a trade or business and does not maintain a permanent establishment in any jurisdiction outside of Iceland.

         (j) Company has not engaged in any transactions, including purchases and sales, leases, licenses, service agreements or other similar transactions with Seller or any Affiliate of Company or Seller.

         (k) Disclosure Schedule 2.18 lists (i) all U.S. federal, state, local, and foreign income Tax Returns filed with respect to Company in years for which further assessment would not be barred by reason of the passage of time as of the Closing Date ("Open Income Tax Returns"), and (ii) indicates those Open Income Tax Returns that have been audited by a Governmental Entity. Company has delivered to Buyer correct and complete copies of all Open Income Tax Returns, and all examination reports, and statements of deficiencies assessed against or agreed to by any of Company. To the Knowledge of Seller, no claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction.

         (l) Company is not a Passive Foreign Investment Company within the meaning of U.S. Internal Revenue Code Section 1297. Company has not been a distributing or controlled corporation within the meaning of U.S. Internal Revenue Code Section 355.

         (m) Neither Company nor any of its Subsidiaries have any liability for the Taxes of any Person other than Company and its Subsidiaries (i) under U.S. Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or
                  (iv) otherwise.

         2.19     Insurance.

         (a)      Seller has delivered to Buyer:

                  (i) true and complete copies of all policies of insurance and fidelity bonds to which Company is a party or under which Company, its assets, business, equipment, properties, operations, employees, officers or any director of Company, is or has been covered at any time, including all liability insurance policies (including excess and umbrella policies); and

                  (ii) true and complete copies of all pending applications for policies of insurance.

         (b)      Disclosure Schedule 2.19(b) describes:

                  (i) any self-insurance arrangement by or affecting Company, including any reserves established thereunder;

                  (ii) any contract or arrangement, other than a policy of insurance or fidelity bond, for the transfer or sharing of any risk by Company, including any hold harmless agreements; and

                  (iii) all material obligations of Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

         (c) Disclosure Schedule 2.19(c) sets forth, by year, for the current policy year and all prior policy years:

                  (i) a summary of the loss experience under each policy or fidelity bond;

                  (ii) a statement describing each claim under an insurance policy or fidelity bond for an amount in excess of $100,000, which sets forth:

                           (A)      the name of the claimant;

                           (B) a description of the policy or fidelity bond by insurer, type of insurance, and period of coverage; and

                           (C) the amount and a brief description of the claim; and

                  (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

         (d)      Except as set forth in Disclosure Schedule 2.19(d):

                  (i) all policies or fidelity bonds issued at any time to which Company is a party or that provide coverage to Company, its assets, business, equipment, properties, operations, employees, officers or any director, including all liability insurance policies (including excess and umbrella policies):

                           (A)      are valid, outstanding, and enforceable;

                           (B) are issued by an insurer that is financially sound and reputable;

                           (C) if a fidelity bond, are supported by an adequate undertaking;

                           (D) the applications therefore completed by Company or Seller do not contain any untrue statement or material fact or omit to state any material fact necessary to make the statements or facts contained therein not misleading where such misstatement or omission would constitute a basis for denial of coverage under the terms of such policy or fidelity bond;

                           (E) are sufficient for material compliance with all Legal Requirements and Contracts to which Company is a party or by which any of them is bound;

                           (F) will continue in full force and effect following the consummation and performance of the Contemplated Transactions; and

                           (G) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Company;

                  (ii) neither Seller nor Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy or fidelity bond is no longer in full force or effect or will not be renewed or that the issuer of any policy or fidelity bond is not willing or able to perform its obligations thereunder.

                  (iii) there is no material claim by Company or any of its Subsidiaries pending under any of the insurance policies or fidelity bonds to which Company is a party or that provide coverage to Company, its assets, business, equipment, properties, operations, employees, officers or any director, including all liability insurance policies (including excess and umbrella policies), as to which coverage, if denied, would, individually or in the aggregate, have a Material Adverse Effect on Company.

                  (iv) under each policy or fidelity bond to which Company is a party or that provide coverage to Company, its assets, business, equipment, properties, operations, employees, officers or any director, including all liability insurance policies (including excess and umbrella policies), Company:

                           (A) has paid all premiums due, and has otherwise performed all of its respective obligations; and

                           (B) is not in material breach or material default (including with respect to the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or material default, or permit termination, modification, or acceleration;

                  (v) company has given notice to the insurer of all claims that may be insured thereby and, for any "claims made" coverage, notice of all facts and circumstances that are reasonably likely to lead a claim in the future.

         2.20 Environmental. Except as set forth in Disclosure Schedule 2.20(a) or Disclosure Schedule 2.15(a):

         (a)      (i)      No Hazardous Materials are present at, on or
                           under any real property or Facility currently, or to the Knowledge of Seller, formerly owned, leased or operated by Company or any of its Subsidiaries, which now require investigation, response, or other corrective action by Company or any of its Subsidiaries or for which Company or any of its Subsidiaries is financially responsible, or that would reasonably be expected to result in liability of, or cost to, Company or any of its Subsidiaries, in each case under any applicable Environmental Law.

                  (ii) No real property presently owned, leased or operated by Company or any of its Subsidiaries, or to the Knowledge of Seller, formerly owned, leased or operated by Company, has been used for the disposal of Hazardous Materials.

                  (iii) There is currently no civil, criminal, or administrative action, suit, demand, hearing, proceeding, notice of violation, investigation, notice or demand letter, or request for information pending or to the Knowledge of Seller, Threatened, under any Environmental Law against Company or any of its Subsidiaries.

                  (iv) Company and its Subsidiaries have not received any written claims or notices alleging liability under any Environmental Law, and Seller has no Knowledge of any circumstances that would reasonably be expected to result in such claims or notices.

                  (v) To the Knowledge of Seller, Company and each of its Subsidiaries are currently in compliance, and within the period of applicable statutes of limitation have complied, with all, and have no liability under any, applicable Environmental Laws and Environmental Permits.

                  (vi) To the Knowledge of Seller, no operator of any real property presently owned, leased or operated by Company or any of its Subsidiaries, and no real property presently owned, leased or operated by Company or any of its Subsidiaries is in violation of any applicable Environmental Law or Environmental Permit.

                  (vii) No property or Facility currently or, to the Knowledge of Seller, formerly owned, leased or operated by Company or any of its Subsidiaries or any of their respective predecessors-in-interest, or at which Hazardous Materials have been manufactured, handled, tested, formulated, prepared, encapsulated, packaged, bottled, dispensed, or stored for Company or any of its Subsidiaries, or at which Hazardous Materials of Company or any of its Subsidiaries have been stored, treated or disposed of, is identified by any Governmental Entity as requiring, or potentially requiring, investigation or Cleanup under any Environmental Law.

                  (viii) Company has obtained all necessary permits, licenses, and other approvals necessary under Environmental Laws to conduct the business as previously or currently being conducted and as required for the Expansion Project and operation of the business after completion of the Expansion Project, and the execution, delivery and performance of this Agreement and the consummation and performance of the Contemplated Transactions will not affect the validity of any such Environmental Permits held by Company or any of its Subsidiaries, and will not require any filing, notice, or remediation under any Environmental Law, except as noted in Disclosure Schedule 2.20(a).

                  (ix) To the Knowledge of Seller, no friable asbestos is present in, on, or at any property, Facility or equipment of Company or any of its Subsidiaries.

                  (x) To the Knowledge of Seller, there are no past or present events, conditions, activities, or practices, including, without limitation, the disposal, emission or release of any Hazardous Materials, which would reasonably be expected to prevent Company's and its Subsidiaries' compliance with any Environmental Law, or which would reasonably be expected to give rise to any liability of Company or any of its Subsidiaries under any Environmental Law.

                  (xi) No Encumbrance has been asserted or recorded, or to the Knowledge of Seller Threatened, under any Environmental Law with respect to any assets, facility, inventory, or property currently owned, leased or operated by Company or any of its Subsidiaries.

                  (xii) Neither Company nor any of its Subsidiaries has assumed by Contract or otherwise, or is responsible for, any liabilities arising under any Environmental Law, or is currently performing any investigation, response or other corrective action under any Environmental Law.

                  (xiii) Neither Company nor any of its Subsidiaries has entered into or agreed to any decree or Order by any judicial or administrative tribunal or agency and neither Company nor any of its Subsidiaries is subject to any, decree, Order or agreement, in each case relating to compliance with any Environmental Law or requiring Company or any of its Subsidiaries to conduct any investigation, response, corrective or other action under any Environmental Law.

                  (xiv) There are no underground storage tanks or related piping, or impoundments, at any real property owned, operated or leased by Company or any of its Subsidiaries, and any former such tanks piping, or impoundments, on any such property which have been removed or closed, have been removed or closed in accordance with applicable Environmental Laws.

         (b) Seller has furnished to Buyer complete and accurate copies of all documents, reports, site assessments, data, communications and other materials, in the possession or control of Company or any of its Subsidiaries, which contain any material information with respect to potential Environmental, Health and Safety Liabilities associated with any real property presently or formerly owned, leased or operated by Company or any of its Subsidiaries and relating to compliance with Environmental Laws or the environmental condition of such properties and adjacent properties.

         2.21 Labor and Employment Relations. Company has entered into a collective bargaining agreement (the "Collective Agreement") with six labor unions representing all of the non-executive staff employees of Company, and Seller has provided to Buyer a complete and correct copy of the Collective Agreement and all amendments and modifications to any such document. All rights and obligations of Company, benefits, premiums, bonuses and any form of contributions without limitation contained therein, due from Company to its employees have as of the date of this Agreement been fulfilled. All of Company's employees who are not members of Company's executive staff are members of trade unions. No member of Company's executive staff is a member of any trade union. Company has materially complied with all Legal Requirements pertaining to the employment of employees, including, without limitation, the provisions of the Occupational Health and Safety Act no. 46/1980 and all subsequent amendments thereto, and all such Legal Requirements relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, and payment or providing wages, other compensation or benefits. There has not occurred or, to the Knowledge of Seller, been Threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed in the operation of Company's business. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of Seller, Threatened with respect to any employees employed in the operation of Company's business.

2.22     Employee Benefits.

         (a) Disclosure Schedule 2.22(a) sets forth a true and complete list of each employee benefit plan, and such bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee employed or formerly employed in the operation of Company's business or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by Company or to which Company contributes or is or has been obligated or required to contribute or with respect to which Company may have any liability or obligation (collectively, the "Plans"). With respect to each such Plan, Company has provided Buyer complete and correct copies of all written Plans, descriptions of unwritten Plans, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports, any determination letters from any Governmental Entity, current summary plan descriptions, all material communications received from or sent to any Governmental Entity, an actuarial study of any post-employment life or medical benefits provided under any such Plan, if any, and all amendments and modifications to any such document. Company has not communicated to any Employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation arrangement. To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly result in the modification of any Plan or the establishment or implementation of any other employee or retiree benefit or compensation arrangement.

         (b) Each of the Plans has been operated and administered in all respects in compliance with all Legal Requirements. There are no pending, or to the Knowledge of Seller, Threatened claims by or on behalf of any of the Plans, by any Employee or otherwise involving any such Plan or assets of any Plan (other than routine claims for benefits).

         (c) All contributions required to have been made by Company to any Plan under the terms of any such Plan or pursuant to any applicable collective bargaining agreement or Legal Requirement have been made within the earliest time prescribed by any such Plan, agreement or Legal Requirement.

         (d) Consummation and performance of the Contemplated Transactions will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee.

         (e) Except for the Columbia Ventures Corporation Hourly Employees Pension Plan (the "Hourly Plan"), neither Company, Seller, nor any of Seller's ERISA Affiliates maintains or contributes to, nor have they ever maintained or contributed to, a pension plan subject to Title IV of ERISA, U.S. Internal Revenue Code Section 412, or ERISA Section 302. The Hourly Plan has not been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the complete or partial termination of the Hourly Plan. The Pension Benefit Guaranty Corporation (the "PBGC") has not instituted or threatened a proceeding to terminate or to appoint a trustee to administer the Hourly Plan pursuant to Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of the Hourly Plan by the PBGC. No amendment has been made, or is reasonably expected to be made, to the Hourly Plan that has required or could require the provision of security under ERISA Section 307 or Internal Revenue Code Section 401(a)(29). No accumulated funding deficiency (as defined in Internal Revenue Code Section 412(a)), whether or not waived, exists with respect to the Hourly Plan; no event has occurred or circumstance exists that may result in such an accumulated funding deficiency as of the last day of the current plan year of the Hourly Plan. The most recent actuarial and financial reports for the Hourly Plan fairly present the financial condition and the results of operations of the Hourly Plan in accordance with U.S. generally accepted actuarial and accounting principles, respectively. Since the most recent actuarial valuation date for the Hourly Plan, no event has occurred or circumstance exists that would increase the amount of benefits under the Hourly Plan or that would cause the amount by which the Hourly Plan's benefit liabilities (as defined in ERISA Section 4001(a)(16) exceeds its assets to increase. No reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred. The Seller has no Knowledge of any facts or circumstances that may give rise to any liability of the Seller or any ERISA Affiliate of the Seller to the PBGC under Title IV of ERISA.

         (f) None of Seller, Company, or Seller's or Company's ERISA Affiliates has any liability (including, without limitation, any contingent liability under Section 4202 of ERISA) with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA.

         2.23 HSR Act. Company is a "foreign issuer" within the meaning of the HSR Act. Company's principal office is located in Iceland. None of the assets owned or used by Company are located in the U.S other than "investment assets" as such term is defined under the HSR Act. Company does not make any sales into the U.S.

         2.24 Sale of Products; Warranties. Except as set forth in Disclosure Schedule 2.24, Company's entire aluminum reduction production capacity is used exclusively for the tolling of alumina into aluminum for Billiton Marketing AG pursuant to the Alumina Supply, Toll Conversion and Aluminum Metal Supply Agreement dated September 23, 1997 between Billiton Marketing and Trading B.V. and Nordural h.f. and First Amendment to Alumina Supply, Toll Conversion and Aluminum Metal Supply Agreement between Billiton Marketing B.V. and Nordural hf dated June 16, 2000, true and correct copies of which have been provided to Buyer. Company has materially complied in all respects with the terms and requirements of this Contract as amended, and with all applicable Legal Requirements regarding its performance under this Contract, as amended.

         2.25     Related Party Transactions. Except as set forth in Disclosure
Schedule 2.25, neither Seller nor any Related Person of Seller has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Company's business, including with regard to the Expansion Project. Neither Seller nor any Related Person of Seller is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a financial interest in any transaction with Company, or (ii) engaged in competition with Company with respect to any line of the products or services of Company (a "Competing Business") in any market presently served by Company. Except as set forth in Disclosure Schedule 2.25, neither Seller nor any Related Person of Seller is a party to any Contract with, or has any claim or right against, Company, and to the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right against Company.

         2.26 Certain Payments. To the Knowledge of Seller, neither Company nor any Person has, directly or indirectly, on behalf of or with respect to
Company:

         (a) made or received any payment which was not legal to make or receive;

         (b) engaged in any transaction or made or received any payment which was not properly recorded on the books of Company in accordance with generally accepted accounting principles and all Legal Requirements; or

         (c) created or used any "off-book" bank or cash account or "slush fund".

         2.27 Full Disclosure. (a) No representation or warranty of Seller or Company in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) No notice given pursuant to Section 4.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         (c) There is no fact known to either Seller or Company that has application to either Seller or Company (other than general economic or industry conditions) and that has a Material Adverse Effect on Company that has not been set forth in this Agreement or the Disclosure Schedule.

         2.28 Brokers or Finders. Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer represents and warrants to Seller as follows:

         3.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         3.2      Authorization; Non-Contravention.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

         (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i)      any provision of Buyer's Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                  (iii)    any Legal Requirement to which Buyer may be subject;
                           or

                  (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3 Investment Intent. Buyer, and/or Buyer's Subsidiary, is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         3.4 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                                  ARTICLE IV.

                               COVENANTS OF SELLER

         4.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will, and will cause Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") reasonable access to Company's personnel, properties (including subsurface testing), contracts, books and records (including Tax records) and other documents and data, (b) afford Buyer and Buyer's Advisors reasonable access to Seller's personnel, contracts relating to Company or the Shares, books and records (including Tax records) relating to Company or the Shares, and other documents and data relating to Company or the Shares, (c) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data of Company or Seller as Buyer may reasonably request, (d) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information of Company as Buyer may reasonably request, and (e) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information of Seller relating to Company or the Shares as Buyer may reasonably request.

         4.2 Operation of Company's Business Prior to Closing. Between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement or unless agreed to otherwise by Buyer, Seller will, and will cause Company to:

         (a) conduct the business of Company only in the Ordinary Course of Business;

         (b) use their commercially reasonable efforts to preserve intact the current business organization of Company, keep available the services of the current officers, employees, and agents of Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Company;

         (c) confer with Buyer concerning operational matters of a material nature; and

         (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of Company.

         4.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause Company not to, without the prior written consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 2.17 is likely to occur. Without the prior written consent of Buyer, Company will not, and Seller will not permit Company to, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Company for any period ending after the Closing Date or decreasing any Tax attribute of Company existing on the Closing Date.

         4.4 Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller or Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller or Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this
Article IV or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

         4.5 No Negotiation. Except to the extent authorized by Buyer, until Closing or such time, if any, as this Agreement is terminated pursuant to
Article XI, Seller will not, and will cause Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of Company, or any of the capital stock of Company, or any merger, consolidation, business combination, or similar transaction involving Company.

         4.6      Expansion.

         (a) Seller and Buyer mutually acknowledge that the Expansion Project is an important factor in Buyer's decision to purchase the Shares and an important factor in Seller's decision to sell the Shares. Seller and Buyer agree that

Company will pursue the Expansion Project with diligence and Seller and Buyer covenant to pursue, and if applicable, to cause Company to pursue, with all diligence and commercially reasonable effort, the execution of all of the contracts listed in this Section 4.6(a) (the "Expansion Contracts"), as expeditiously as practicable. Seller and Buyer agree that time is of the essence with respect to the execution of the Expansion Contracts. Prior to Closing, Seller will take primary responsibility to secure the Expansion Contracts. After the Closing, Buyer will take primary responsibility to direct and control Company in securing the Expansion Contracts, and Seller will support Buyer's efforts on terms to be agreed. The Expansion Contracts include the following:

                  (i) a toll conversion agreement with BHP Billiton Marketing A.G. for the Expansion Project;

                  (ii) an agreement for the supply of carbon anodes for the Expansion Project;

                  (iii) an agreement with Orkuveita Reykjavikur and Hitaveita Suournesja hf for the supply of power for the Expansion Project consistent with the terms of the memorandum of understanding dated October 29, 2003, or any other power supply arrangement for an expansion of the Facility on terms satisfactory to Buyer;

                  (iv) agreements with certain lending institutions which may include one or more of the Royal Bank of Scotland, Fortis Bank N.V., BNP Paribus, or such other banks for the financing for the Expansion Project;

                  (v) such amendments to the Investment Agreement with the Government of Iceland relating to Taxes and public charges to the Icelandic state and municipal authorities, including income tax and real estate tax for the Expansion Project, consistent with the terms of the draft Second Amendment to the Investment Agreement dated February 25, 2003, and any other necessary amendments;

                  (vi) such amendments to the Smelter Site Agreement with the State Treasury of Iceland relating to the site lease for the Facilities for the Expansion Project consistent with the terms of the draft Second Amendment to the Smelter Site Agreement dated February 25, 2003, and any other necessary amendments; and

                  (vii) such amendments to the Harbour Agreement with the Grundartangi Harbour Fund relating to port facilities and harbor dues for the Expansion Project consistent with the terms of the draft Amendment to the Harbour Agreement dated February 25, 2003, and any other necessary amendments.

                  (b) Prior to Closing, Seller will cooperate with Buyer, keep Buyer informed of the status of the expansion and the Expansion Contracts and will consult with and take Buyer's views into consideration. The parties will endeavor in good faith to agree to the terms and conditions of any such contracts. To the extent the parties are unable to reach a consensus view and Seller believes it is necessary at that time to execute an Expansion Contract, Seller can make the decision unilaterally to have Company enter into such contract, Company will be bound accordingly, and the Expansion Contract will not be terminable at Closing. In such event, entry into such a contract would not constitute a breach of any representation, warranty or covenant in this Agreement, but Buyer may terminate this Agreement pursuant to Section 11.1(b).

                  (c) Seller and Buyer covenant to obtain, maintain and continue to be in force, and if applicable, to cause Company to maintain and continue to be in force, with all diligence and commercially reasonable effort, all necessary licenses, Environmental Permits, Governmental Authorizations and Consents for the Expansion Project. Prior to the Closing, Seller will take primary responsibility to carry out the obligations of this Section 4.6(b). After the Closing, Buyer will take primary responsibility to direct and control Company in carrying out the obligations of this Section 4.6(b), and Seller will support Buyer's efforts on terms to be agreed.

         4.7 Dividend. Company will declare a dividend to Seller of $11,600,202 prior to Closing, and Seller will reduce its obligation to repay its advances to the Company in the same amount. Seller and Company agree that at Closing, the advances to Seller or Ken Peterson will not exceed $3,276,641.

                                   ARTICLE V.

                               COVENANTS OF BUYER

         5.1 Replacement of Seller's Guaranty of Company's Debt. Buyer will, or will cause Buyer's Subsidiary to, take all necessary action, including, without limitation, the provision by Buyer or Buyer's Subsidiary or Subsidiaries of a substitute guaranty, letter of credit or other acceptable substitute security, at Closing to remove Seller from or to replace any obligation of Seller as a responsible party regarding the letter of credit for Company's Debt Service Reserve Account maintained pursuant to the existing debt financing obtained by Company on September 2, 2003, and for the Expansion Project construction cost overrun letter of credit if such letter of credit exists as of Closing, and such other obligations to third parties arising under the Expansion Contracts or other Contracts entered into with Buyer's prior written consent.

         5.2 Public Offering. Buyer will exercise commercially reasonably efforts to proceed with the Public Offering. However, proceeding with the Public Offering will not be a condition to Seller's obligation to close under Article IX, and failure of Buyer to proceed with the Public Offering will not constitute a ground for Seller to terminate the Agreement pursuant to Section 11.1.

                                  ARTICLE VI.

                                MUTUAL COVENANTS

         6.1      Regulatory Filings; Reasonable Efforts.

         (a) Regulatory Filings. Each of Buyer, Seller and Company will coordinate and cooperate with one another and will each use commercially reasonable efforts to comply with, and will each refrain from taking any action that would impede compliance with, all Legal Requirements, and, subject to compliance with the obligations set forth in Sections 6.2 and 6.3, as promptly as practicable after the date hereof, each of Buyer, Seller and Company will make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Contemplated Transactions, including:
(i) any filing necessary to obtain any Consent; (ii) any filings under any pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction; and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Contemplated Transactions. Each of Buyer, Seller and Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.1(a) to comply in all material respects with all applicable Legal Requirements.

         (b) Exchange of Information. Seller and Company will promptly supply Buyer with any information which may be required for the Public Offering and Buyer, Seller and Company each will promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 6.1(a). Except where prohibited by applicable Legal Requirements, and subject to any joint defense agreement entered into between the parties or their counsel, each of Company, Seller and Buyer will consult with the others prior to taking a position with respect to any filings or application pursuant to Section 6.1(a), will, to the extent reasonably required to permit appropriate coordination of efforts, permit the other to review and discuss in advance, and consider in good faith the views of the others in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party to this Agreement in connection with any investigations or proceedings in connection with this Agreement or the Contemplated Transactions hereby (including under any antitrust or fair trade Legal Requirement, but not including any filings made by Buyer with regard to the Public Offering), coordinate with the others in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the Contemplated Transactions (but not including any filings made by Buyer with regard to the Public Offering), provided that with respect to any such filing, presentation or submission, each of Buyer, Seller and Company need not supply the others (or their counsel) with copies (or in case of oral presentations, a summary) to the extent that any Legal Requirement of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

         (c) Notification. Each of Buyer, Seller and Company will notify the others promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto (but not including any filings made by Buyer with regard to the Public Offering) and
(ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.1(a), Buyer, Seller or Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

         (d) Reasonable Efforts. Each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, this Agreement and the Contemplated Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VIII and IX to be satisfied;
(ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the defending of any suits, claims or actions by a private party challenging this Agreement or the consummation or performance of the Contemplated Transactions; and (iv) the execution or delivery of any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement will be deemed to require Buyer to agree to, or proffer to, divest or hold separate any significant assets or any significant portion of Buyer or Company.

         6.2      Confidential Information.

         (a) Each of the parties to this Agreement acknowledge that they have or may have had in the past, currently have and in the future may have access to Confidential Information of the other parties. Each of the parties agrees that it will keep confidential all such Confidential Information furnished to it and, except with the specific prior written consent of the other parties, will not disclose such Confidential Information to any Person, except
(i) Representatives of the parties and (ii) its own Representatives, provided that these Representatives (other than counsel) agree to the confidentiality provisions of this Section 6.2; provided, however, that Confidential Information will not include such information as (i) becomes known to the public generally through no fault of any party; (ii) is required to be disclosed by any Legal Requirement; or (iii) the disclosing party reasonably believes is required to be disclosed in connection with the defense of a lawsuit against the disclosing party.

         (b) The obligations of the parties under this Section 6.2 will survive the termination of this Agreement.

         6.3 Public Announcement. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing or such earlier public announcement consented to by Buyer, Seller will, and will cause Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. After any public disclosure in the Form S-3 filed by Buyer in furtherance of the Public Offering, Seller will not, and will cause Company not to, make any disclosure regarding this Agreement or the Contemplated Transactions other than as is set forth in such Form S-3. Seller and Buyer will consult with each other concerning the means by which Company's employees, customers, and suppliers and others having dealings with Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

                                  ARTICLE VII.

                                   TAX MATTERS

         7.1      Taxes.

         (a) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of Company for the pre-closing taxable period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company holds a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of Company for a Straddle Period which relate to the pre-closing taxable period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

         (b) Responsibility for Filing Tax Returns. Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company which are filed after the Closing Date.

         (c)      Cooperation on Tax Matters.

                  (i) Buyer, Company, and Seller will cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other parties so request, Company or Seller, as the case may be, will allow the other parties to take possession of such books and records.

                  (ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (d) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving Company will be terminated as of the Closing Date and, after the Closing Date, Company will not be bound thereby or have any liability thereunder.

         (e) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Contemplated Transactions, with the exception of the transaction specified in clause (f) of the definition thereof, will be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

         7.2 Section 338 Election. Provided that Buyer has obtained the prior written consent of Seller, Buyer or Buyer's Subsidiary may make an election under U.S. Internal Revenue Code Section 338 with respect to the purchase and sale of the Shares, and also with respect to any Subsidiary of Company.

         7.3      Check-the-Box Election.

         (a) Seller will provide the necessary shareholder approvals to convert Company from a "Hlutafelag" to an "Einkahlutafelag" under Icelandic law, and will take such good faith steps necessary so that, prior to the Closing, Company is so converted.

         (b) Company will, upon the request of Buyer, timely execute and file with the U.S. Internal Revenue Service an entity classification election (the "Check-the-Box Election") on Form 8832, attached hereto as Exhibit B, and such other forms as may be required for the Check-the-Box Election. Such election will be completed according to the directions of Buyer. Unless Buyer agrees to indemnify Seller for any additional Taxes imposed upon Seller as a result of the Check-the-Box Election, (1) Buyer will not request the Company to file the Check-the-Box Election until after the date on which the Seller has sold one hundred percent of the Shares and (2) Buyer will not specify an effective date for the Check-the-Box Election that precedes the second day following the day on which the Seller has sold one hundred percent of the Shares.

                                  ARTICLE VIII.

                   CONDITIONS TO BUYER'S OBLIGATIONS TO CLOSE

         Buyer's obligations to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         8.1      Accuracy of Representations.

         (a) All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects

(without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement, and must be accurate in all material respects (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule, except for such representations and warranties which speak as of a particular time which representations and warranties need to be true and correct only as of such time.

         (b) Each of Seller's representations and warranties in Sections 2.4, 2.6 and 2.26 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

         8.2      Seller's Performance.

         (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

         (b) Each document required to be delivered by Seller to Buyer pursuant to Section 1.7(a) must have been delivered, and each of the other covenants and obligations of the parties in Section 6.1 must have been performed and complied with in all respects.

         8.3 Material Adverse Effect. No Material Adverse Effect on Company will have occurred since the date of this Agreement and be continuing.

         8.4      Consents. Each of the Consents identified in Disclosure
Schedule 2.3 must have been obtained and must be in full force and effect.

         8.5 Opinion of Seller's and Company's Counsel. Buyer will have received the opinion or opinions of legal counsel for Seller and Company, dated as of the Closing Date, substantially in such form as agreed to by the parties.

         8.6 Resignation of Directors and Officers. All members of the board of directors and officers of Company will have submitted their written resignations, unless Buyer and any such director or officer agree to such director or officer remaining in office.

         8.7 Completion of Public Offering. Buyer will have received the proceeds of the Public Offering.

         8.8 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated

Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions. There also must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Shares by Seller to Buyer.

         8.9 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any Material Adverse Effect under, (a) any applicable Legal Requirement, or (b) any Legal Requirement that has been published, introduced, or otherwise proposed by or before any Governmental Entity.

                                  ARTICLE IX.

                   CONDITIONS TO SELLER'S OBLIGATIONS TO CLOSE

         Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

         9.1 Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and must be accurate in all material respects (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the Closing Date as if made on the Closing Date.

         9.2      Buyer's Performance.

         (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

         (b) Buyer must have delivered to Seller each of the documents required to be delivered by Buyer and must have made the cash payment required to be made by Buyer , each as required pursuant to Section 1.7(b)(ii).

         9.3 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Shares by Seller to Buyer.

         9.4 Opinion of Buyer's Counsel. Seller will have received the opinion of legal counsel for Buyer, dated as of the Closing Date, substantially in such form as agreed to by the parties.

                                   ARTICLE X.

                                 INDEMNIFICATION

         10.1     Survival of Warranties.

         (a) Except as set forth below in Sections 10.1(b), (c) and (d), each of the representations and warranties contained in Article II or in any certificate, document, instrument or writing delivered by Seller in connection with this Agreement will terminate and expire three years after the Closing Date.

         (b) The representations and warranties set forth in Section 2.18 will survive until the expiration of all applicable statutes of limitations, or extensions thereof, governing each Tax or Tax Return related to such Tax.

         (c) The representations and warranties set forth in Section 2.20 will terminate and expire six years after the Closing Date.

         (d) The representations and warranties set forth in Section 2.1 and Section 2.4 will survive the Closing Date indefinitely.

         (e) The representations and warranties of Buyer will terminate on the date that the Contingency Payment is made or the right to such Contingency Payment expires.

         (f) After a representation and warranty has terminated and expired, no Indemnification will or may be sought pursuant to this Article X on the basis of that representation and warranty, provided that any claim brought in good faith presented in writing for Indemnification pursuant to this Article X on the basis of a representation and warranty prior to its termination and expiration will toll the applicable survival period as to that claim only until that claim is resolved.

         (g) None of the parties has made, or will be deemed to have made, and each of the parties disclaims making, any representation or warranty to any of the other parties other than as and to the extent expressly set forth in this Agreement. In addition, and irrespective of any of the other provisions of this Agreement or of any provisions of any of the other documents, instruments or writings delivered in connection with or with reference to the Contemplated Transactions, none of the parties has made or will be deemed to have made, and each of the parties disclaims making, any representation or warranty with respect to any projections, estimates, forecasts or budgets of future revenues, expenses, expenditures or results of operations.

         10.2 Indemnification by Seller. Subject to the limitations of Sections 10.3 and 10.4, Seller will indemnify and hold harmless Buyer, Company, and their respective Representatives, stockholders, controlling persons, and Affiliates (collectively, the "Indemnified Persons"), even if Seller is not negligent nor grossly negligent, for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) diminution of value, or costs of Cleanup, containment or other remediation, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the Disclosure Schedule) or any other certificate or document delivered or required to be delivered by Seller pursuant to this Agreement;

         (b) any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date, without giving effect to any supplement to the Disclosure Schedule unless such supplement discloses information that Seller did not know and should not have known as of the date of this Agreement. With respect to any matter arising after the date of this Agreement, whether or not disclosed by Seller in a Supplemental Disclosure Schedule, Buyer's right to indemnification will not be affected by Buyer's knowledge (or the fact that Buyer should have had knowledge) of the facts giving rise to the matter;

         (c) any Breach by Seller of any covenant or obligation of Seller in this Agreement;

         (d) any Environmental, Health and Safety Liabilities arising out of or relating to: (i)(A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or facilities formerly owned, leased or operated by Company or any of its Subsidiaries, on or prior to the Closing Date; or (ii)(A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, disposed, Released, or otherwise handled by Seller or Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Seller or Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date; or

         (e) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), fear of bodily injury, medical monitoring, personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of Company on or prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or prior to the Closing Date on or at the Facilities (or present or suspected to be present on any other Facilities formerly owned, leased or operated by Company or any of its Subsidiaries, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Seller or Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

         (f) any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date; or

         (h) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.2. The procedure described in Section 10.5 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.2.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies or insurance that may be available to Buyer or the other Indemnified Persons.

         10.3 Allocation of Certain Losses. Notwithstanding any other provision in this Agreement:

         (a) with regard to Damages to any person arising from fluoride emissions prior to Closing and based upon any Occupational Safety and Health Law, Seller's indemnification will terminate and expire as provided in Section 10.1(c) and will be the amount of such Damages which are not Buyer's obligation as defined in the next sentence. Buyer's obligation for such damages will be the percentage of such Damages equal to (x) the period of time for which the claim exists after Closing, divided by (y) the total period of time for which the claim exists; and

         (b) Seller will not indemnify for, and Buyer accepts and bears the risk of, all expenses, capital expenditures and Damages related to (i) spent potliner generated prior to Closing, (ii) fluoride emissions except as provided in section 10.3(a),
                  (iii) entry into the Expansion Contracts as provided for in
                  Section 4.6(a), and (iv) the absence of any Consent identified in Disclosure Schedule 2.3(c) if Buyer waives the requirement set forth in Section 8.4 to have such Consent as a condition to its obligation to close.

         10.4 Indemnity Threshold. Except as set forth in this Section 10.4, Seller will be obligated to indemnify an Indemnified Person only when the aggregate of all Damages suffered or incurred by all Indemnified Persons as to which a right of indemnification is provided under this Article X exceeds $500,000 (the "Indemnity Threshold"). After the aggregate of all such Damages exceeds the Indemnity Threshold, Seller will be obligated to indemnify all Indemnified Persons for all Damages in excess of the Indemnity Threshold suffered or incurred by an Indemnified Person as to which a right of indemnification is provided hereunder until such time as the aggregate amount of Damages suffered or incurred by all Indemnified Persons exceeds $15 million (the "Maximum Amount") after which time Seller's indemnification obligation will terminate. Notwithstanding the above, the Indemnity Threshold and Maximum Amount limitations will not apply to the indemnification obligations of Seller pursuant to Sections 10.2(a) and (b) due to any Breach of the representations and warranties made by Seller in Section 2.22(e) and (f), and the payment of amounts by Seller pursuant to such Sections will not count toward the calculation of the Indemnity Threshold or Maximum Amount. Any indemnification provided by this Agreement is not to be deemed insurance (whether primary, excess or otherwise) for purposes of seeking reimbursement from any applicable insurance coverage. No Indemnified Person will be under any obligation to assert or pursue any right to seek payment from any other Person under any insurance policy, indemnification agreement, warranty or other similar right in satisfaction of or recovery for any claim relating to Damages, but will instead assign to Seller any such right. In the event that any Indemnified Person receives any payment from any other Person under any insurance policy, indemnification agreement, warranty or other similar right in satisfaction of or recovery for any claim relating to Damages with respect to which such Indemnified Person was indemnified by and received payment thereon from

Seller, then such Indemnified Person will pay over to Seller, after deducting all costs and expenses incurred by such Indemnified Person in recouping such payment, the amount of such payment to the extent it represents a double recovery with respect to such Damages.

         10.5     Conditions of Indemnification.

         (a) All claims for Indemnification under this Agreement will be asserted and resolved as follows in this Section 10.5.

         (b) An Indemnified Person will promptly (i) notify Seller of any third-party claim or claims asserted against the Indemnified Person ("Third-Party Claim") that could give rise to a right of Indemnification under this Agreement and (ii) transmit to Seller a written notice ("Claim Notice") describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of Damages attributable to the Third-Party Claim to the extent feasible (which estimate will not be conclusive of the final amount of that claim) and the basis for the Indemnified Person's request for Indemnification under this Agreement. The failure to promptly deliver a Claim Notice will not relieve Seller of its obligations to the Indemnified Person with respect to the related Third-Party Claim, except to the extent that the resulting delay is materially prejudicial to the defense of that claim. Within fifteen days after receipt of any Claim Notice, Seller will notify the Indemnified Person whether Seller disputes its potential liability to the Indemnified Person under this Article X with respect to that Third-Party Claim. If Seller does not dispute its potential liability to the Indemnified Person and agrees to be responsible for the defense of the Indemnified Person against a Third Party Claim, all Damages arising from such Third Party Claim will be the sole responsibility and liability of, and will be promptly satisfied or reimbursed to the Indemnified Person by, Seller, subject to the provisions of Section 10.3.

         (c) The Indemnified Person(s) will undertake the defense of such Third-Party Claim and Seller will have the right but not the duty to participate in the defense of such claim and Buyer will consult with Seller regarding the strategy for defense of such Third-Party Claim, including with respect to the Indemnified Person's choice of legal counsel; provided, however, that the Indemnified Person will have the right in its reasonable discretion to settle any such claim; provided, further, that except with the written consent of Seller, which such consent will not be unreasonably withheld or delayed, no settlement of any such Third-Party Claim will be determinative of the amount of Damages relating to such matter.

         (d) In the event that any Indemnified Person should have a claim against Seller hereunder that does not involve a Third-Party Claim, the Indemnified Person will transmit to Seller a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to that claim to the extent feasible (which estimate will not be conclusive of the final amount of that claim) and the basis of the Indemnified Person's request for Indemnification under this Agreement. The failure to promptly deliver an Indemnity Notice will not relieve Seller of its obligations to the Indemnified Person with respect to the related Third-Party Claim, except to the extent that the resulting delay is materially prejudicial to the defense of that claim. If Seller does not notify the Indemnified Person within fifteen days from its receipt of the Indemnity Notice that Seller disputes the claim specified by the Indemnified Person in the Indemnity Notice, that claim will be deemed a liability of Seller hereunder.

         (e)      Payments of all amounts owing by Seller pursuant to this
Article X relating to a Third-Party Claim will be made within thirty days after the latest of (i) the settlement of that Third-Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third-Party Claim, or
(iii) the expiration of the period for appeal of a final adjudication of Seller's liability to the Indemnified Person under this Agreement in respect of that Third-Party Claim. Payments of all amounts owing by Seller pursuant to
Section 10.5(d) will be made within thirty days after the expiration of the fifteen-day Indemnity Notice period. Seller will pay all attorney's fees due under this Article X within thirty days after the receipt by Seller of an invoice for such attorney's fees.

         (f) Any claim by Buyer for Indemnification that includes claims based on validity or collectibility of Company accounts receivable will be accompanied by assignments of such accounts to Seller. Seller will own and hold such accounts only to the extent that Seller makes payment to Buyer for or in respect of them.

         10.6 Remedies Exclusive. The remedies provided in this Agreement will be exclusive of any other rights or remedies available to any other party, either at law or in equity.

                                   ARTICLE XI.

                                   TERMINATION

         11.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

         (b) (i) by Buyer if any of the conditions in Article VIII have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing

                  Date, or Company enters into an Expansion Contract based on Seller's unilateral decision pursuant to Section 4.6(b); or
                  (ii) by Seller, if any of the conditions in Article IX have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of either Seller or Company to comply with either of their respective obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

         (c) by Buyer at its sole discretion up to one day before closing on the Public Offering;

         (d)      by mutual consent of Buyer and Seller; or

         (e) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 15, 2004, unless extended pursuant to Section 11.3, or such later date as the parties may agree upon.

         11.2     Effect of Termination. Each party's right of termination under
Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 6.2, 11.4, 12.1 and 12.4 will survive; provided, however, that, except in the event that a "break-up fee" is owed under
Section 11.4, in which case such "break-up" fee will be the sole remedy, if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         11.3 Extension of Closing Date. If any of the conditions set forth in Article VIII have not been satisfied by June 15, 2004 solely as a result of some action or inaction by a Governmental Entity or as otherwise agreed to by the parties, the Closing Date will be automatically extended day for day to a date no later than July 15, 2004.

         11.4 Fees and Expenses. In the event (a) Buyer terminates this Agreement pursuant to Sections 11.1(c) or 11.1(e) (unless also terminable under Section 11.1(b)(i)), (b) Seller terminates this Agreement pursuant to Sections 11.1(a), 11.1(b)(ii), or 11.1(e), or (c) the Public Offering fails to occur by the Closing Date, and on that basis, Buyer does not close the sale of the Shares, then in such event Buyer will pay Seller a "break-up" fee in the amount of the greater of $3 million or five percent of the value of any public offering closed by

Buyer within thirty days before or after the date of such termination. However, no "break-up" fee shall be payable if at the moment of time immediately prior to a termination by Seller, Buyer was then entitled to terminate this Agreement pursuant to Section 11.1(b)(i) and so notifies Seller within ten days of receipt of Seller's termination notice. All amounts payable under this Section 11.4 will be paid by wire transfer no later than thirty-five days after notice of the termination is given.

                                  ARTICLE XII.

                                  MISCELLANEOUS

         12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer will pay one-half and Seller will pay one-half of the fee under any competition Legal Requirements of foreign Governmental Entities. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

         12.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         If to Seller:

         Columbia Ventures Corporation
         16703 S.E. McGillivray Boulevard, Suite 210
         Vancouver, Washington  98683
         Attention:  Richard Roman
         Facsimile No.: (360) 882-2068

         with a copy to:

         Ater Wynne LLP
         222 SW Columbia, Suite 1800
         Portland, Oregon  97201
         Attention:  Jonathan A. Ater
         Facsimile No.: (503) 226-0079

         If to Buyer:

         Century Aluminum Company
         2511 Garden Road
         Monterey, California  93940
         Attention: Gerald Kitchen
         Facsimile No.: (831) 642-9328

         with a copy to:

         Heller Ehrman White & McAuliffe
         275 Middlefield Road
         Menlo Park, California  94025
         Attention: Sarah A. O'Dowd
         Facsimile No.: (650) 324-0638

         12.3 Jurisdiction; Service of Process. Each of the parties to this Agreement consents to the jurisdiction of any state or Federal court located within the County of King, State of Washington, and irrevocably agrees that all actions or proceedings relating to this Agreement or any agreement or instrument executed under this Agreement will be litigated in such courts, and each of the parties waives any objections which it may have based on improper venue or Forum Non Conveniens to the conduct of any such action or proceeding in any such court. Process in any action or proceeding referred to in this Section 12.3 may be served on any party anywhere in the world.

         12.4 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of law principles.

         12.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         12.6 Entire Agreement; Modifications. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         12.7 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer provided that Buyer remains primarily liable on all obligations herein. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as provided for in Article X, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         12.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the court will be authorized to adjust such provision so as to reflect best the intent of the parties to the maximum extent possible, and the other provisions of this Agreement will remain in full force and effect to the maximum extent possible. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the maximum extent not held invalid or unenforceable.

         12.9 Sections Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article", "Articles", "Section" or "Sections" refer to the corresponding Article, Article, Section or Sections of this Agreement. The Exhibits and Schedules identified in this Agreement are incorporated into this Agreement by reference and made a part of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         12.11 Further Assurances. After the Closing the parties will take such further actions as they agree may be reasonably necessary to carry out the Contemplated Transactions.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

COLUMBIA VENTURES CORPORATION

By: /s/ Kenneth D. Peterson, Jr.
    ----------------------------------------
         Kenneth D. Peterson, Jr.

Title: Chairman and Chief Executive Officer

NORDURAL HF

By: /s/ Richard A. Roman
    ----------------------------------------
         Richard A. Roman

Title: Chairman

CENTURY ALUMINUM COMPANY

By: /s/ Craig A. Davis
    ----------------------------------------
         Craig A. Davis

Title: Chairman and Chief Executive Officer

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For Purposes of this Agreement, including this Exhibit A, the following terms have the meanings specified or referred to in this Exhibit A:

         Accounts Receivable. "Accounts Receivable" is as defined in Section
2.9.

         Affiliates. "Affiliates" means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of capital stock of that Person, by contract or otherwise).

         Applicable Contract. "Applicable Contract" means any Contract (a) under which Company acquires any rights, (b) under which Company is subject to any obligation or liability, (c) by which Company or any of the assets owned or used by it is bound, (d) under which Seller has or may acquire any rights and which relates to Company or the Shares, (e) under which Seller is subject to any obligation or liability and which relates to Company or the Shares, or (f) by which Seller is bound and which relates to Company or the Shares.

         Balance Sheet. "Balance Sheet" is as defined in Section 2.6(a).

         Balance Sheet Net Debt. "Balance Sheet Net Debt" is as defined in
Section 1.4.

         Breach. A "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

         Buyer's Advisors. "Buyer's Advisor's" is as defined in Section 4.1.

         Claim Notice. "Claim Notice" is as defined in Section 10.5(b).

         Closing. "Closing" is as defined in Section 1.6.

         Closing Date. "Closing Date" is as defined in Section 1.6.

         Closing Cash Purchase Price. "Closing Cash Purchase Price" is as defined in Section 1.2.

         Closing Date Balance Sheet. "Closing Date Balance Sheet" means the audited, balance sheet of Company prepared in accordance with Icelandic generally accepted accounting principles as of the close of business on the Closing Date, which will be prepared on the same basis and using the same generally accepted accounting principles as the Balance Sheet.

         Closing Date Net Debt. "Closing Date Net Debt" is as defined in Section 1.5(a).

         Collective Agreement. "Collective Agreement" is as defined in Section 2.21.

         Competing Business. "Competing Business" is as defined in Section 2.25.

         Confidential Information. "Confidential Information" means, with respect to any Person, all trade secrets and other confidential, nonpublic and/or proprietary information of that Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, capital expenditure projects, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any Governmental Entity and all other confidential, nonpublic concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person, and specifically includes the terms of this Agreement.

         Consent. "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         Contemplated Transactions. "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including:

         (a)      the sale of the Shares by Seller to Buyer;

         (b) the performance by Buyer, Seller and Company of their respective covenants and obligations under this Agreement;

         (c)      Buyer's acquisition and ownership of the Shares; and

         (d)      the expansion of the Plant contemplated by the Expansion
                  Project.

The Contemplated Transactions do not include the Public Offering.

         Contingency Payment. "Contingency Payment" is as defined in Section
1.3.

         Contract. "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding.

         Damages. "Damages" is as defined in Section 10.2.

         Disagreement Notice. "Disagreement Notice" is as defined in Section 1.5(c).

         Disclosure Schedule. "Disclosure Schedule" means the disclosure schedule delivered by Seller to Buyer pursuant to Article II.

         Employees. "Employees" is as defined in Section 2.22(a).

         Encumbrance. "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, and, in the case of real property, includes being subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature.

         Entity. "Entity" means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited company, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

         Environment. "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         Environmental, Health and Safety Liabilities. "Environmental, Health and Safety Liabilities" means any Damages, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

         (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

         (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages; or

         (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

         Environmental Law. "Environmental Law" means any Icelandic Legal Requirement that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

         (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

         (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e) pollution or protection of human health, safety or the Environment;

         (f)      protecting resources, species, or ecological amenities;

         (g) emissions, discharges, releases or threatened releases of Hazardous Materials into the Environment;

         (h) the mining, manufacture, processing, generation, distribution, use, treatment, storage, disposal, transport or hauling of Hazardous Materials;

         (i) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

         (j) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

         (k) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         Environmental Permit. "Environmental Permit" means any permit, license, Consent or other Governmental Authorization provided or issued by any Governmental Entity pursuant to an Environmental Law.

         ERISA. "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended.

         ERISA Affiliates. "ERISA Affiliates" means any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in the U.S. Internal Revenue Code Section 414(b), (c), (m) or (o) with Seller or Company.

         Exchange Act. "Exchange Act" means the U.S. Securities Exchange Act of 1934.

         Expansion Commencement. "Expansion Commencement" means the date upon which the agreement referenced in Section 4.6(a)(iii) has been executed.

         Expansion Contracts. "Expansion Contracts" is as defined in Section 4.6(a).

         Expansion Project. "Expansion Project" means the plans to expand the Plant to production of 180,000 tonnes per year of aluminum using VAW Aluminum-Technologie GmbH technology as set forth in the letter agreement between Seller and VAW Aluminum-Technologie GmbH dated October 22, 2001, and the agreements referenced in such letter agreement.

         Facility. "Facility" means any real property, leaseholds, or other interests currently or formerly owned or operated by Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by Company.

         Governmental Authorization. "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

         Governmental Entity. "Governmental Entity" means any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d)      multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         Hazardous Activity. "Hazardous Activity" means the disposal, arranging for disposal, distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or Company.

         Hazardous Materials. "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, and subject to regulation or that can give rise to liability under any Environmental Law, including any admixture or solution thereof, and specifically including petroleum products or any fraction and all derivatives thereof or synthetic substitutes therefore, and polychlorinated biphenyls, asbestos or asbestos-containing materials.

         Hourly Plan. "Hourly Plan" is as defined in Section 2.22(e).

         HSR Act. "HSR Act" means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to such Act or any successor law.

         Indemnified Person. "Indemnified Person" is as defined in Section 10.2.

         Indemnity Notice. "Indemnity Notice" is as defined in Section 10.5(d).

         Indemnity Threshold. "Indemnity Threshold" is as defined in Section
10.4.

         Intellectual Property Asset. "Intellectual Property Asset" means:

         (a) all fictional business names, trading names, logos, trade dress, registered and unregistered trademarks, service marks, and applications therefore and goodwill associated therewith (collectively, "Marks");

         (ii) all patents and patent applications, including reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part, and all inventions and discoveries (whether patentable or not);

         (iii) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded;

         (iv) all know-how, trade secrets, Confidential Information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints; and

         (v)      all domain name registrations;

owned, used, or licensed by any Person as licensee or licensor.

         Interim Balance Sheet. "Interim Balance Sheet" means the unaudited balance sheet of Company prepared in accordance with Icelandic generally accepted accounting principles as of the close of business for the most recent month-end for which such balance sheet has been prepared preceding the Closing Date, which will be prepared on the same basis and using the same generally accepted accounting principles as the Balance Sheet.

         Interim Balance Sheet Adjustment. "Interim Balance Sheet Adjustment" is as defined in Section 1.4.

         Interim Date Net Debt. "Interim Date Net Debt" is as defined in Section 1.4.

         Knowledge. An individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter after having made reasonable inquiry.

Seller and Company will be deemed to have "Knowledge" of a particular fact or other matter if Ken Peterson, Richard Roman or Richard Starkweather has Knowledge of any such fact or other matter.

         Legal Requirements. "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, judicial, other administrative, or arbitral Order, constitution, law, ordinance, principle of common law, regulation, statute, protocol or treaty that was in effect (and not solely by operating retroactively) on the Closing Date.

         Licensed Intellectual Property. "Licensed Intellectual Property" is as defined in Section 2.13(a).

         Material Adverse Effect. "Material Adverse Effect," when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, operations, property or assets, liabilities, condition (financial or otherwise) or results of operations of such entity taken as a whole with its Subsidiaries; provided, however, in no event will any Effect that results from changes affecting the worldwide aluminum industry generally or the worldwide economy generally (which changes in each case do not disproportionately affect such entity in any material respect) be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity.

         Maximum Amount. "Maximum Amount" is as defined in Section 10.4.

         Occupational Safety and Health Law. "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         Open Income Tax Returns. "Open Income Tax Returns" is as defined in
Section 2.18(k).

         Order. "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

         Ordinary Course of Business. An action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

         Organizational Documents. "Organizational Documents" means (a) the articles or certificate of incorporation or association and the bylaws of a corporation or limited company; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         Owned Intellectual Property. "Owned Intellectual Property" is as defined in Section 2.13(a).

         PBGC. "PBGC" or "Pension Benefit Guaranty Corporation" is as defined in
Section 2.22(e).

         Person. "Person" means any natural person, Entity, estate, trust, union or employee organization or Governmental Entity.

         Plans. "Plans" is as defined in Section 2.22(a).

         Plant. "Plant" means the 90,000 tonnes per year pre-bake aluminum reduction plant and ancillary facilities at Grundartangi, Iceland operated by Company.

         Proceeding. "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

         Public Offering. "Public Offering" means that public offering of Buyer common stock or other security resulting in net proceeds to Buyer.

         Real Property. "Real Property" is as defined in Section 2.12(a).

         Related Person. "Related Person" means with respect to a particular individual:

         (a)      each other member of such individual's Family;

         (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

         (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b)      any Person that holds a Material Interest in such specified
                  Person;

         (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (d)      any Person in which such specified Person holds a Material
                  Interest;

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 2% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 2% of the outstanding equity securities or equity interests in a Person.

         Release. "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         Representative. "Representative" means with respect to a particular Person, any stockholder, director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         SEC. "SEC" means the U.S. Securities and Exchange Commission.

         Securities Act. "Securities Act" means the U.S. Securities Act of 1933, as amended.

         Seller Balance Sheet. "Seller Balance Sheet" is as defined in Section 2.6(b).

         Shares. "Shares" is as defined in the Recitals.

         Straddle Period. "Straddle Period" is as defined in Section 7.1(a).

         Subsidiary. "Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

         Tax. "Tax" or, collectively, "Taxes", means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under U.S. Internal Revenue Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any, deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Entity or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee whether disputed or not.

         Taxation. "Taxation" means the imposition, assessment or collection of Taxes by or under the authority of any Governmental Entity.

         Tax Returns. "Tax Returns" means all U.S. federal, state, local and foreign returns, declarations, claims for refunds, estimates, information statements and reports relating to all Taxes, including any schedule or attachment to foregoing, and including any amendment thereof, concerning or attributable to a Person, its Subsidiaries or their respective operations.

         Third-Party Claim. "Third-Party Claim" is as defined in Section
10.5(b).

         Threatened. A claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

                                    EXHIBIT B

                                    FORM 8832

                                 Attached hereto